U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240. Rule 14a-12

Neuphoria Therapeutics Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Neuphoria Provides Facts, Exposes False Narratives in Response to Lynx1 Fictions

Burlington, MA — December 1, 2025 — Neuphoria Therapeutics Inc. (“Neuphoria” or the “Company”) (NASDAQ: NEUP), a clinical-stage biotechnology company dedicated to developing therapies that address the complex needs of individuals affected by neuropsychiatric disorders, today issued the following statements to address what Neuphoria strongly believes is a campaign from Lynx1 Master Fund LP (“Lynx1”) full of deception and distraction to deflect attention from its own limitations and its handpicked nominees’ shortcomings.

The Company urges stockholders to trust Neuphoria’s commitment to transparency and value creation over what it believes are Lynx1’s fabrications and misdirection by voting FOR Neuphoria’s nominees Peter Miles Davies and David Wilson on the WHITE proxy card and voting WITHHOLD on both of Lynx1’s nominees.

Included below are examples of quotes and assertions by Lynx1 that Neuphoria strongly believes are false and misleading, which are set against Neuphoria’s explanation of the true facts.

In a desperate attempt to divert stockholders’ attention from the absence of a clear plan, we believe that Lynx1 continues to misdirect solely to benefit their narrow agenda.

Lynx1 Fictions	The Facts	Here’s Why
Lynx1 Fiction #1 …on Lynx1’s “multiple good-faith outreach efforts”	Lynx1 previously expressed to representatives of the Company their support for the Board and encouraged the Board to fully utilize the Company’s existing at-the-market offering (“ATM”) program. On November 8, 2025, representatives of Lynx1 had an informal telephone call with representatives of the Company. On November 9, 2025, Lynx1 delivered to the Company a notice of intent to nominate two directors. On November 10, 2025, Lynx1 delivered a letter to our board of directors (our “Board”) containing a non-binding proposal to acquire all of the outstanding shares of the Company in cash.

Lynx1 aggressively went into the open market to purchase what it believed to be a super-minority stake and then began contacting the Company after the fact believing it could leverage the Company.

At no point did Lynx1 notify the Company in advance of its planned aggression, nor did it directly approach the Chair of our Board, which would have been the standard operating procedures in these circumstances. Contacting management while pursuing an unsolicited and potentially hostile offer, simultaneously lobbying for a Board member’s removal, and never once engaging with the Chair of the Board does not portray a credible narrative warranting a formal response. The Board has been receptive in the past to Board representation from large stockholders when those approaches have been done professionally, and the nominees have been vetted appropriately in line with Company policies.

Lynx1 Fiction #2 …on Lynx1’s “fit-for-purpose candidates”

Stephen Doberstein’s experience is limited to biotechnological and pharmaceutical companies focused on autoimmune disorders, lacking substantive experience in investment banking and financial strategic transactions.

While having some investment experience, a significant portion of Kimberly Smith’s career is in healthcare research focused on cancer treatment and biotechnology.

The Company’s nominees have deep senior experience in equity capital market value assessment, strategic planning, and M&A with respect to life sciences companies with clients in the U.S., Europe and Asia. Lynx1’s handpicked nominees do not—Lynx1’s handpicked nominees lack understanding in the value of the Company, have no expertise to navigate complex strategic alternatives and continue to attempt to disrupt the Company’s robust and active ongoing strategic alternatives review process, a current priority for the Company. Neither of Lynx1’s handpicked nominees has sufficient scientific experience with neuropsychiatric disorders, as such their biotech and healthcare experience brings NO VALUE to the Company. Importantly, Lynx1’s handpicked nominees may be inclined to support any new proposal from Lynx1, rather than objectively evaluating all proposals received. Their decision-making may be influenced by the interests of Lynx1 who nominated them to the Board and not by what is best for the Company and all its stockholders.

Lynx1 Fiction #3 …on “the use of a record date that disenfranchises the current electorate”	The Board set the record date of October 15, 2025 in September 2025. This is documented and fully supported.

Record date was a matter of public disclosure prior to Lynx1 launching their proxy contest. The record date was set prior to Lynx1’s Schedule 13D filing and the results of the Company’s AFFIRM-1 Phase 3 clinical trial. Their attempted allegations are nothing short of desperation and a smear campaign.

Lynx1 Fiction #4 …on questioning Neuphoria’s plan of advancing the PTSD trial	The Company has not yet determined to proceed with the PTSD Phase 3 trial, although the option has not been ruled out. Lynx1 itself mentioned “advancing Neuphoria’s own pipeline” as one of the “real alternatives on the table.”	Lynx1 is questioning the pipeline plan to undermine confidence in the Company’s strategy, even though our Board has already taken decisive actions, set clear priorities, and communicated near-term and long-term expectations to the market – not the least of which is to analyze and contemplate ALL STRATEGIC ALTERNATIVES, NOT BLINDLY LIMITING WHAT OPTIONS AND STRATEGIC ALTERNATIVES EXIST.
Lynx1 Fiction #5 …on “a systemic failure of execution and oversight” of the Company	Within a matter of weeks—Neuphoria initiated a cost-cutting program to preserve cash and appointed a financial advisor to conduct a strategic review, which is well underway. These actions were planned in advance under guidance from the Board, and the various options and potential responses were communicated to the market well before and/or simultaneously, as applicable, with the most recent clinical trial results, and were promptly executed.

Lynx1 is disingenuously criticizing a trial that had a disappointing result that it had never questioned as a stockholder before. Lynx1 characterizes the situation as a “systemic failure of execution and oversight” because they seek to portray the Company’s recent challenges as the result of broad and structural deficiencies in Board leadership and management, which is simply not the case.

This framing is designed solely to justify their campaign for board change by suggesting that the Company’s actions have been inadequate or misaligned with stockholder expectations – which could not be further from the truth.

Lynx1 Fiction #6 …on David Wilson’s commission arrangement with respect to the Company’s existing ATM program and conflicts of interest

WG Partners LLP (“WGP”) did NOT and HAS NEVER received any commission with respect to the ATM program.

Rather WGP gets a monthly flat fee for its financial advisory services as has been consistently publicly disclosed in the Company’s SEC filings, which has ZERO connection to the ATM program.

This framing is intended to cast doubt on the Board’s governance standards and its nominees’ suitability, regardless of the facts.

Lynx1 also utterly FAILS to understand the value of having a strong cash balance sheet in either Phase 3 clinical trial outcome, regardless of either a positive or negative result. Having a strong balance sheet adds value, rather than decreases value heading into any strategic negotiation, and Lynx1’s failure to understand this shows that they have little business running a public company or challenging the existing Board members. In addition to the Board’s own experience, the advice to maximize the Company’s cash resources in light of the recent data readout was unanimously and consistently given by all the multiple advisors that the Company has relationships with that were consulted.

Lynx1 Fiction #7 …our offer was based on an assumption of approximately 2.3 million shares outstanding

Lynx1’s 13D amendment filed on November 10, 2025 disclosing the offer states that it was based on 3.3 million shares outstanding as disclosed by Neuphoria on October 27, 2025 so it is not clear why they would use a lower number in this claim.

The Company can only reasonably conclude that either Lynx1’s initial bid was disingenuous, reckless or that it had failed to complete even the most elementary levels of due diligence before submitting its bid or it is making deliberately misleading statements.
Lynx1 Fiction #8 …Company nominees lack capital markets discipline, functional governance independence and operational biotech leadership

Mr. Davies has more than 15 years of investment banking experience, principally in the Healthcare team at Rothschild, where he advised on over $100 billion of transactions across more than 40 deals. He subsequently served as a Managing Director at Apeiron Investment Group (“Apeiron”), where he invested in life sciences portfolio companies. Mr. Davies was also Chief Business Officer for one of Apeiron's biotech portfolio companies.

Mr. Wilson has more than 40 years of experience in the investment banking industry, 30 years of which has been in Life Sciences and currently serves as the Chair and founding partner of WGP, a leading boutique investment banking firm that is dedicated to advising life-sciences companies on corporate finance, mergers and acquisitions, licensing, strategic advisory and capital raising with clients in the U.S., Europe and Asia. Prior to starting WGP, Mr. Wilson served as Chief Executive Officer of Piper Jaffray Ltd., a leading investment banking firm, where he also served as the Global Chair of its Healthcare franchise.

Lynx1’s attempt to question the capabilities of the Company’s nominees ignores both the nominees’ track records and the decisive actions the Board has taken, including cost-discipline initiatives, strategic portfolio prioritization, and oversight of an ongoing strategic review. These claims reflect rhetoric, not reality, and are designed to elevate Lynx1’s handpicked nominees rather than provide stockholders with an accurate assessment of the Board’s qualifications.

Neuphoria’s current Board has the right skill sets to move the Company forward. Lynx1’s handpicked nominees do not, and they seem willing to say anything to mislead you, our stockholders.

As a result, we strongly recommend that Neuphoria stockholders vote “FOR” BOTH of Neuphoria’s nominees on the WHITE proxy card and vote “WITHHOLD” on BOTH of Lynx1’s nominees.

About Neuphoria Therapeutics Inc.

Neuphoria Therapeutics Inc. (Nasdaq: NEUP) is a public company incorporated in Delaware. The Company is a clinical-stage biotechnology company dedicated to developing therapies that address the complex needs of individuals affected by neuropsychiatric disorders. Neuphoria is advancing the lead drug candidate, BNC210, an oral, proprietary, selective negative allosteric modulator of the α7 nicotinic acetylcholine receptor for the treatment of post-traumatic stress disorder ("PTSD"). BNC210 is a first-of-its-kind, well tolerated, broad spectrum anti-anxiety experimental therapeutic, designed to restore neurotransmitter balance in relevant brain areas, providing rapid relief from stress and anxiety symptoms without the common pitfalls of sedation, cognitive impairment, or addiction. Following the announcement from the AFFIRM-1 Phase 3 clinical trial on October 20, 2025, in which the Company announced that the trial missed its primary and secondary endpoints, the Company has halted development of BNC210 in social anxiety disorder and is conducting a strategic review. In addition, Neuphoria has a strategic partnership with Merck & Co., Inc. (“Merck”) with two drugs in early-stage clinical trials for the treatment of cognitive deficits in Alzheimer’s disease and other central nervous system conditions. Neuphoria's pipeline also includes the α7 nicotinic acetylcholine receptor next generation and the Kv3.1/3.2 preclinical programs, both in the lead optimization development stage.

Forward-Looking Statements

Neuphoria cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs, plans, burn rate and expectations. Certain forward-looking statements, including (without limitation) about (1) Neuphoria’s ability to develop and expand its business, successfully complete development of its current product candidates, the timing of commencement and/or completion, as well as any successful or other outcome of various clinical trials, and receipt of data and current and future collaborations for the development and commercialization of its product candidates, (2) the market for drugs to treat central nervous system diseases and pain conditions, and the Company's ability to realize the commercial potential of its products, as well as its regulatory strategy related to its clinical trials and, if successful, the regulatory pathway to any next stage in development or commercialization, (3) Neuphoria’s financial resources, and capital allocation and corporate development strategy, (4) the Board’s review of strategic alternatives and evaluation of offers from third parties, and (5) assumptions underlying any such statements. The inclusion of forward-looking statements should not be regarded as a representation by Neuphoria that any of its plans will be achieved. Future events and actual results could differ materially from those set out in, contemplated by or underlying the forward-looking statements due to a number of important factors. Certain forward-looking statements involve contracts, licenses and arrangements involving third parties and their respective clinical trial and research and development projects that are out of our control. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business and other risks described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Reports on Form 8-K, each filed with the SEC, and its other reports. Stockholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Neuphoria undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks, uncertainties and other factors is included in Neuphoria’s filings with the SEC, copies of which are available from the SEC’s website (www.sec.gov) and on Neuphoria’s website (www.neuphoriatx.com) under the heading “Investor Center.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995. Neuphoria expressly disclaims all liability in respect to actions taken or not taken based on any or all the contents of this press release.

Advisors

Rimon PC and Paul Hastings LLP are serving as legal counsel to Neuphoria. Sodali & Co is serving as proxy solicitor.

H.C. Wainwright & Co. is serving as financial advisor to Neuphoria for its strategic alternatives review process.

FOR FURTHER INFORMATION PLEASE CONTACT:

General

Spyridon (Spyros) Papapetropoulos

spyros@neuphoriatx.com

IR & PR

Argot Partners

neuphoria@argotpartners.com

4